As filed with the Securities and Exchange Commission on July 23, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCTAVE INTELLIGENCE PLC
(Exact Name of Registrant as Specified in Its Charter)

Ireland	98-1878833
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
305 Intergraph Way
Madison, Alabama 35758
(Address of Principal Executive Offices)
Octave Intelligence plc Long-Term Incentive Plan
Octave Intelligence plc Employee Share Purchase Plan
(Full Title of the Plans)
Anthony P. Zana
Chief Legal Officer
Octave Solutions, Inc.
305 Intergraph Way
Madison, Alabama 35758
(256) 730-2000
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Heather L. Coleman
Alan J. Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B)of the Securities Act. ☐

EXPLANATORY NOTE
On April 27, 2026 (the “Effective Date”), the stockholders of Octave Intelligence plc (the “Company” or the “Registrant”) approved the Octave Intelligence plc Long-Term Incentive Plan (the “2026 Plan”) and the Octave Intelligence plc Employee Share Purchase Plan (“ESPP”), which the Board of Directors of the Company subsequently approved on May 6, 2026.
The 2026 Plan provides, among other things, that a total of up to 18,308,160 shares of the Registrant’s B Ordinary Shares, par value $0.01 per share (the “Shares”), is reserved for issuance under the 2026 Plan (subject to equitable adjustment in the event of a change in the Company’s capitalization).
The ESPP provides, among other things, that a total of up to 2,684,377 Shares, is reserved for issuance under the ESPP (subject to equitable adjustment in the event of a change in the Company’s capitalization).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference
The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference herein and shall be deemed to be a part hereof:
a)The Company’s effective Registration Statement on Form 10 (File No. 001-43124), initially filed with the Commission on February 11, 2026 (as amended by Amendment No. 1 thereto filed with the Commission on March 24, 2026, by Amendment No. 2 thereto filed with the Commission on April 9, 2026, and by Amendment No. 3 thereto filed with the Commission on April 27, 2026, the “Form 10”);

b)The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on June 4, 2026;

c)The Company’s Current Reports on Form 8-K filed with the Commission on May 12, 2026 and May 26, 2026; and

d)The description of the Company’s common stock included in the section titled “Description of Our Share Capital” in the Company’s Information Statement filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on May 12, 2026, including any amendment or report filed for the purpose of updating such description.
All documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers

The Company’s articles of association contain indemnification provisions for the benefit of its directors, company secretary and certain other persons. Subject to the limitations imposed by the Irish Companies Act 2014 (as amended) (the “Irish Companies Act”), the articles of association provide that directors and the company secretary may be indemnified by the Company against certain costs, charges, losses, expenses and liabilities incurred in the execution and discharge of their duties. The articles of association also provide for the indemnification of certain current and former executive officers and other persons serving at the request of the Company and, to the extent permitted by applicable law, permit the advancement of expenses incurred in connection with certain proceedings.

The Company has adopted a deed poll indemnity for the benefit of its directors and certain officers. Subject to applicable law, the deed poll provides for indemnification and advancement of expenses in connection with certain proceedings arising from a beneficiary’s service to the Company and related entities and contains procedures relating to the determination and enforcement of indemnification rights.

In addition, Intergraph Corporation, a wholly owned subsidiary of the Company, has entered into indemnification agreements with certain directors, officers and the company secretary. These agreements provide for indemnification, advancement of expenses and related protections in connection with claims arising from such persons’ service to the Company and its affiliated entities and are intended to supplement rights available under the Company’s articles of association, the deed poll indemnity and applicable law.

The Irish Companies Act limits the extent to which an Irish company may indemnify its directors and company secretary. Any provision that purports to indemnify a director or company secretary to a greater extent than permitted by the Irish Companies Act will be unenforceable. However, the Irish Companies Act permits the Company to maintain insurance for directors, officers and other persons against certain liabilities incurred in the performance of their duties.

The Company maintains directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit No.
4.1
Articles and Memorandum of Association of Octave Intelligence plc (Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2026).

4.2	Octave Intelligence plc Long-Term Incentive Plan.*
4.3	Octave Intelligence plc Employee Share Purchase Plan.*
4.4	Form of RSU Award Agreement.*
4.5	Form of PSU and RSU Award Agreement.*
4.6	Form of Director RSU Award Agreement.*
4.7	Form of Replacement Award Agreement.*
5.1	Opinion of Arthur Cox LLP, with respect to the securities being registered hereunder.*
23.1	Consent of Arthur Cox LLP (included in the opinion filed as Exhibit 5.1 hereto).*
23.2	Consent of PricewaterhouseCoopers AB.*
24	Powers of Attorney (included on the signature page of the Registration Statement).*
107	Filing Fee Table*

*	Filed herewith.
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF OCTAVE INTELLIGENCE PLC
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Alabama, on this 23rd day of July, 2026.

Octave Intelligence plc

By:	/s/ Mattias Stenberg
	Name:	Mattias Stenberg
	Title:	Chief Executive Officer

POWERS OF ATTORNEY
Each individual whose signature appears below constitutes and appoints each of Mattias Stenberg, Benjamin Maslen and Anthony Zana as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on this 23rd day of July, 2026.

Name	Title

/s/ Mattias Stenberg	Chief Executive Officer; Director (Principal Executive Officer)
Mattias Stenberg

/s/ Benjamin Maslen	Chief Financial Officer (Principal Financial Officer)
Benjamin Maslen

/s/ Scott Roark	Principal Accounting Officer
Scott Roark

/s/ Brett Watson	Director
Brett Watson

/s/ Magnus Ahlqvist	Director
Magnus Ahlqvist

/s/ David Hollister	Director
David Hollister

/s/ Meerah Rajavel	Director
Meerah Rajavel

/s/ Jill Smith	Director
Jill Smith

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Octave Intelligence plc in the United States, in the City of Madison, State of Alabama on this 23rd day of July, 2026.

Octave Solutions, Inc.

By:	/s/ Anthony P. Zana
Name: Anthony P. Zana
Title: Chief Legal Officer